UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 29, 2012

TNP Strategic Retail Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-54376	90-0413866
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 Main Street, Suite 700

Irvine, California 92614

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (949) 833-8252

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Co-Chief Executive Officer

On August 29, 2012, the Board of Directors of TNP Strategic Retail Trust, Inc. (the “Company”) appointed Peter K. Kompaniez as Co-Chief Executive Officer of the Company, with Anthony W. Thompson also to serve as Co-Chief Executive Officer of the Company. Mr. Kompaniez’s primary responsibility in his role as Co-Chief Executive Officer is the oversight, with the Company’s Chief Financial Officer, of the Company’s financial reporting, disclosure controls and procedures and internal control over financial reporting, legal compliance and transactions with the Company’s external advisor, TNP Strategic Retail Advisor, LLC. Mr. Kompaniez has extensive experience serving as an executive officer of public companies, including Apartment Investment and Management Company (AIMCO) (NYSE: AIV), which he co-founded in 1994. Mr. Kompaniez has over three decades of M&A and real estate acquisition and management experience. Please see the full biographical information for Mr. Kompaniez below. The Board of Directors of the Company determined to create the new Co-Chief Executive Officer position to continue to improve the Company’s internal control over financial reporting.

As Co-Chief Executive Officer, Mr. Thompson’s primary responsibility will be (i) the evaluation, acquisition, management and disposition of the Company’s investments and (ii) the oversight of the Company’s capital raising efforts, including, but not limited to, the oversight and evaluation of the Company’s dealer manager for the Company’s continuous public offering.

Peter K. Kompaniez, age 67, has served as one of the Company’s independent directors since June 2011. Mr. Kompaniez co-founded Apartment Investment and Management Company (AIMCO) (NYSE: AIV) in 1994 and has served in several capacities as its President, Vice Chairman and a member of its Board of Directors from inception to 2008. AIMCO is an S&P 500 self-administered and self-managed REIT that engages in the acquisition, ownership, management and redevelopment of apartment properties. During his tenure at AIMCO, Mr. Kompaniez oversaw the negotiation and closing of portfolio acquisitions of approximately 170,000 apartment units with an aggregate cost of approximately $10 billion, including the implementation and integration of such portfolios into AIMCO. Mr. Kompaniez is currently a special advisor to Terry Considine, the Chief Executive Officer of AIMCO, with the title of Co-Founder. Mr. Kompaniez is also currently the owner and Chief Executive Officer of The TBL Group, a company that provides consulting services and invests in real estate. Prior to founding AIMCO, Mr. Kompaniez served as the President and Chief Executive Officer of PDI Realty from 1992 to 1994. PDI Realty provided asset and property management services. In addition, from 1986 to 1992, Mr. Kompaniez served as the President and Chief Executive Officer of Heron Financial Group, an owner and developer of office, industrial and apartment buildings and commercial shopping centers throughout the United States. Mr. Kompaniez has also served as a member of the board of directors of American Health Properties (NYSE), NHP Properties (AMEX) and Oxford Property Trust (AMEX). Mr. Kompaniez practiced law from 1969 to 1986 as a partner in the law firm of Loeb & Loeb LLP in Los Angeles, California. Mr. Kompaniez earned a Bachelor of Arts degree in American Studies from Yale College and a Juris Doctor degree from the University of California at Berkeley, Boalt Hall School of Law.

Resignation of Director

In connection with his appointment as Co-Chief Executive Officer, on August 29, 2012, Mr. Kompaniez notified the Company of his resignation from his position as a member of the Board of Directors of the Company, effective immediately. Mr. Kompaniez’s resignation from his position as a director was not the result of any disagreements between Mr. Kompaniez and the Company on any matters relating to the Company’s operations, policies or practices. Pursuant to the Company’s Articles of Amendment and Restatement, the Company is seeking to identify and appoint a new independent director within 60 days.

On August 29, 2012, the Board of Directors amended the terms of the restricted stock previously granted to Mr. Kompaniez pursuant to the Company’s Independent Director Compensation Plan (the “Plan”) such that the unvested shares of restricted stock held by Mr. Kompaniez will not be forfeited upon his resignation as a director. The unvested shares of restricted stock held by Mr. Kompaniez will continue to vest pursuant to the terms of the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TNP STRATEGIC RETAIL TRUST, INC.

Date: September 5, 2012	By:	/s/ Dee R. Balch
Dee R. Balch
Chief Financial Officer, Treasurer and Secretary